UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2010

BRIDGEPOINT EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34272 (Commission File Number)	59-3551629 (IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On January 29, 2010, we and certain of our subsidiaries (collectively, “we,” “us,” “our” and “our company”) entered into a $50 million revolving line of credit with Comerica Bank (“Comerica”) pursuant to a Credit Agreement,  Revolving Credit Note and Security Agreement (such agreements collectively, including all documents executed in connection therewith, the “Loan Documents”) between us and Comerica.  Under the Loan Documents,  Comerica has agreed to make loans to us and issue letters of credit on our behalf, subject to the terms and conditions of the Loan Documents.  Amounts subject to letters of credit issued under the Loan Documents are treated as outstanding borrowings under the line of credit and accrue interest accordingly.  Interest is paid monthly under the line of credit, and principal is paid on the maturity date of the line of credit.  The line of credit has a two-year term and matures on January 29, 2012.  Interest accrues on amounts outstanding under the line of credit, at our option, at either (1) Comerica’s prime reference rate + 0.00% or (2) 1 month, 2 month or 3 month LIBOR + 2.25%.  As security for the performance of our obligations under the Loan Documents, we granted Comerica a first priority security interest in substantially all of our assets, as specified in the Security Agreement, including our real property.

The Loan Documents contain financial covenants requiring (i) our educational institutions to maintain eligibility under Title IV of the Higher Education Act and the regulations promulgated thereunder and (ii) our company to maintain specified adjusted quick ratios, minimum profitability, minimum cash balances and U.S. Department of Education financial responsibility composite scores.  The Loan Documents contain other customary affirmative and negative covenants (including cash controls, financial reporting covenants and  prohibitions on acquisitions, dividends, stock redemptions and other cash expenditures over a specified amount without Comerica’s reasonable consent), representations and warranties and events of default, including the occurrence of a “material adverse effect,” as defined in the Credit Agreement.

Copies of the Credit Agreement, Revolving Credit Note and Security Agreement are filed as Exhibits 99.1, 99.2 and 99.3 to this report and are incorporated herein by reference. The summary of these agreements set forth above does not purport to be complete and is qualified in its entirety by reference to such agreements.

Item 1.02               Termination of a Material Definitive Agreement.

The initial proceeds under the Loan Documents were used, in part, to refinance the outstanding obligations under the Loan and Security Agreement dated April 12, 2004, as amended (such agreement, including all documents executed in connection therewith, the “Prior Agreement”), between us and Comerica.  Upon the effectiveness of the Credit Agreement, the Prior Agreement was terminated and all outstanding obligations under the Prior Agreement were deemed to be paid in full and fully satisfied, except that letters of credit existing under the Prior Agreement were deemed to be letters of credit issued under the Loan Documents.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure in Item 1.01 of this report.

Item 3.03               Material Modification to Rights of Security Holders.

See disclosure in Item 1.01of this report.  Pursuant to the Loan Documents, (i) Comerica must approve cash acquisitions, stock redemptions, dividend payments and other specified cash expenditures exceeding an aggregate of $25,000,000 per year, and (ii) we must at all times maintain on deposit with Comerica or its affiliates an amount equal to 25% of “budgeted cash,” as specified in the Credit Agreement, for the month most recently ended.

Item 9.01               Exhibits and Financial Statements.

(d)	Exhibits.

99.1	Credit Agreement dated January 29, 2010

99.2	Revolving Credit Note dated January 29, 2010

99.3	Security Agreement dated January 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2010		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer